Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FIRST QUARTER FISCAL 2021 RESULTS

Net Income and Adjusted EBITDA Exceed Expectations

Company’s Powerful Subscription Business Growth Engine, the All Access Pass and Leader in Me Membership, Show Continued Strong Growth, High Revenue Retention, and Durability with Clients

Improved Gross Margin and Decreased Operating Expenses Allow Income from Operations to Remain Effectively Even with the Prior Year’s Strong Performance Despite Pandemic

Cash Flows from Operating Activities Increases 59% to $10.9 Million in the First Quarter—Liquidity and Financial Position Remain Strong at November 30, 2020

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its first quarter of fiscal 2021, which ended on November 30, 2020.

Introduction

While the Company’s first quarter 2021 results were impacted by the ongoing COVID-19 pandemic, the Company was pleased that due to the continued strength of its subscription business and its quick pivot to delivering content live-online and through other digital modalities, its first quarter financial results were better-than-expected.  The Company’s revenues were favorably impacted by the continued strength of its subscription business, driven by the All Access Pass (AAP) in the Enterprise Division and the Leader in Me membership in the Education Division.  Throughout the pandemic, the Company’s AAP sales have been strong and resilient.  During the first quarter of fiscal 2021, All Access Pass sales grew 16% compared with the prior year, and annual AAP revenue retention also remained strong at greater than 90%.  Following the initial impact of the pandemic, the Company’s U.S./Canada and governmental clients quickly transitioned to the Company’s live-online and digital delivery options, and the first quarter’s invoiced sales of services were nearly even with the strong prior year results.

The Company expects that sales and revenue retention for AAP subscription sales, and the booking pace for AAP related add-on services will continue to be strong in both the current and future periods.  Sales at the Company’s operations in China, Japan, Germany, and its licensee partners improved substantially compared with both the third and fourth quarters of fiscal 2020.  The Company’s China and Japan direct offices and its licensee partners continue to transition to selling AAP.  Because most of these operations had just started to sell the All Access Pass, they did not have a strong base of subscription revenue at the onset of the pandemic.  As a result, these operations were primarily dependent upon the in-person delivery of content and training.  Stay-at-home restrictions made it necessary to reschedule nearly all of their training engagements and sales declined disproportionately at these operations.  However, international operations continue to improve and licensee revenues increased 95% over the fourth quarter of fiscal 2020. The Company is optimistic that international momentum will continue to rebuild in fiscal 2021.

Through continued subscription business strength, recovering add-on services revenue, improved margins, and successful efforts to lower SG&A expenses, the Company was able to exceed expectations for net income and adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA).  In addition, the Company’s cash flows from operating activities increased 59% over the first quarter of fiscal 2020 and its liquidity and financial position remained strong at November 30, 2020.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We are really pleased that in the first quarter of fiscal 2021, Franklin Covey’s operations continued to demonstrate their strength, agility, and ability to progress, even during the continuing pandemic.  During the quarter, revenue was strong, driven particularly by the strength and growth of the All Access Pass and related services, which accounts for nearly 85% of revenues in North America.  In addition, gross margins increased compared to even those achieved in last year’s very strong first quarter, and operating expenses decreased significantly compared with the prior year.  We were also pleased that sales in our international operations, which were just beginning to offer the All Access Pass and, therefore, did not have a substantial base of subscription revenue to cushion them, improved significantly during the first quarter.  As a result of the combination of these trends, we achieved Adjusted EBITDA of $3.7 million in the first quarter of fiscal 2021 versus an expectation of between $2.0 million and $2.5 million.”

Whitman continued, “Cash flow for the quarter was strong and we ended the quarter with approximately $50 million in liquidity, a level higher than the $39 million of liquidity we had when the pandemic started, and up from $42 million at the end of fiscal 2020 in August.”

Financial Overview

The following is a summary of key financial results for the quarter ended November 30, 2020:

◾
Net Sales:  Consolidated sales for the first quarter of fiscal 2021 totaled $48.3 million, compared with $58.6 million in the first quarter of fiscal 2020.  While consolidated sales were adversely impacted by the ongoing pandemic, the Company was pleased with the continued strength of the All Access Pass and Leader in Me subscription-based services.  During the first quarter of fiscal 2021, AAP sales increased 16% compared with the first quarter of the prior year and annual revenue retention remained above 90%.  The pivot to online delivery continued in the first quarter and invoiced AAP add-on services recovered to be nearly flat compared with the prior year.  In the Education Division, Leader in Me membership revenues increased 14% over the first quarter of the prior year.  These increases were insufficient to offset decreased foreign direct office sales and facilitator material sales, fewer coaching and consulting days delivered in the Education Division, and decreased licensee revenues.  However, the Company is beginning to see recovery in many of these areas as previously postponed or canceled training or coaching days are being rescheduled, corporations and individuals are adapting, and the hope of vaccines is enabling certain economies to open and recover.  For example, licensee revenues increased 95% on a sequential basis over the fourth quarter of fiscal 2020.  The Company remains optimistic about the future and looks forward to continued recovery from the COVID-19 pandemic during 2021.

◾
Deferred Subscription Revenue and Unbilled Deferred Revenue:  At November 30, 2020, the Company had $97.4 million of billed and unbilled deferred subscription revenue, an increase of $14.7 million, or 18%, compared with the prior year.  This included $56.9 million of deferred subscription revenue which was on its balance sheet, a 17%, or $8.2 million, increase compared with deferred subscription revenue at November 30, 2019.  At November 30, 2020, the Company also had $40.5 million of unbilled deferred revenue, a 19%, or $6.5 million, increase compared with $34.0 million of unbilled deferred revenue at November 30, 2019.  Unbilled deferred revenue represents business (typically multiyear contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

◾
Gross profit:  First quarter 2021 gross profit totaled $36.4 million compared with $42.0 million in the first quarter of the prior year and declined primarily due to decreased sales as explained above.  The Company’s gross margin for the quarter ended November 30, 2020 improved 359 basis points to 75.3% of sales compared with 71.7% in the first quarter of the prior year, reflecting increased subscription revenues in the overall mix of sales.

◾
Operating Expenses:  The Company’s operating expenses for the first quarter of fiscal 2021 decreased $5.6 million compared with the first quarter of the prior year, which was primarily due to decreased selling, general, and administrative (SG&A) expenses.  Decreased SG&A expense was primarily related to decreased travel, entertainment, and marketing; a $0.7 million decrease in non-cash stock-based compensation expense; decreased associate costs; and cost savings from the successful implementation of expense reduction initiatives in various areas of the Company’s operations.

◾
Operating Loss:  As a result of improved gross margins and efforts to decrease SG&A expense, the Company’s loss from operations for the quarter ended November 30, 2020 was $0.2 million, which was essentially even compared with the first quarter of the prior year.

◾
Income Taxes:  The Company recorded $0.2 million of income tax expense during the quarter ended November 30, 2020, resulting in an effective tax expense rate of 25% compared with an effective benefit rate of 28% in the prior year.  The Company’s effective tax rate during the first quarter of fiscal 2021 was adversely impacted by various non-deductible expenses.

◾
Net Loss:  The Company reported a net loss of $0.9 million, or $(0.06) per share, for the first quarter of fiscal 2021, compared with a loss of $0.5 million, or $(0.04) per share, in the first quarter of the prior year, reflecting the above-noted factors.

◾
Adjusted EBITDA:  Adjusted EBITDA for the first quarter was $3.7 million compared with $5.0 million in the first quarter of the prior year, reflecting the decrease in sales resulting from the COVID-19 pandemic.

◾
Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $34.3 million of cash at November 30, 2020, and no borrowings on its $15.0 million line of credit, compared with $27.1 million of cash at August 31, 2020.  Cash flows from operating activities for the first quarter of fiscal 2021 increased 59%, to $10.9 million, despite the challenging economic environment in the first quarter of fiscal 2021.

Fiscal 2021 Outlook

Based on current expectations, including the duration and anticipated economic recovery from the COVID-19 pandemic, the Company affirms its previously announced guidance and continues to expect Adjusted EBITDA to total between $20 million to $22 million in fiscal 2021.  The Company remains confident that the strength of the All Access Pass and Leader in Me membership, which have driven Franklin Covey’s growth trajectory across recent years, and which have remained strong during the pandemic, will drive accelerated growth in fiscal 2021 and in the future.

Earnings Conference Call

On Thursday, January 7, 2021, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the first quarter of fiscal 2021, which ended on November 30, 2020.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 50056701.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/8og3p3ef.  The webcast will remain accessible through January 21, 2021 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100, Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact: Franklin Covey	Media Contact: Franklin Covey
Steve Young 801-817-1776 investor.relations@franklincovey.com	Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 30,	November 30,
	2020	2019

Net sales	$48,324	$58,613

Cost of sales	11,938	16,584
Gross profit	36,386	42,029

Selling, general, and administrative	33,683	39,399
Depreciation	1,741	1,619
Amortization	1,131	1,170
Loss from operations	(169)	(159)

Interest expense, net	(544)	(601)
Loss before income taxes	(713)	(760)

Income tax benefit (provision)	(179)	216
Net loss	$(892)	$(544)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.04)

Weighted average common shares:
Basic and diluted	13,977	13,982

Other data:
Adjusted EBITDA(1)	$3,716	$4,961

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2020	2019
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(892)	$(544)
Adjustments:
Interest expense, net	544	601
Income tax provision (benefit)	179	(216)
Amortization	1,131	1,170
Depreciation	1,741	1,619
Stock-based compensation	1,158	1,851
Increase in contingent consideration liabilities	62	91
Government COVID-19 assistance proceeds	(207)	-
Knowledge Capital wind-down costs	-	389

Adjusted EBITDA	$3,716	$4,961

Adjusted EBITDA margin	7.7%	8.5%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2020	2019
Sales by Division/Segment:
Enterprise Division:
Direct offices	$36,743	$42,111
International licensees	2,596	3,721
	39,339	45,832
Education Division	7,498	11,082
Corporate and other	1,487	1,699

Consolidated	$48,324	$58,613

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$29,439	$31,411
International licensees	2,285	3,120
	31,724	34,531
Education Division	3,986	6,657
Corporate and other	676	841

Consolidated	$36,386	$42,029

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$6,693	$5,710
International licensees	1,294	2,035
	7,987	7,745
Education Division	(2,285)	(1,102)
Corporate and other	(1,986)	(1,682)

Consolidated	$3,716	$4,961

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 30,	August 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$34,260	$27,137
Accounts receivable, less allowance for
doubtful accounts of $3,751 and $4,159	43,066	56,407
Inventories	2,675	2,974
Prepaid expenses and other current assets	15,430	15,146
Total current assets	95,431	101,664

Property and equipment, net	14,169	15,723
Intangible assets, net	45,996	47,125
Goodwill	24,220	24,220
Deferred income tax assets	1,028	1,094
Other long-term assets	15,516	15,611
	$196,360	$205,437

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$5,000	$5,000
Current portion of financing obligation	2,670	2,600
Accounts payable	3,691	5,622
Deferred subscription revenue	55,681	59,289
Other deferred revenue	7,654	7,389
Accrued liabilities	21,902	22,628
Total current liabilities	96,598	102,528

Term notes payable, less current portion	13,750	15,000
Financing obligation, less current portion	13,350	14,048
Other liabilities	8,820	9,110
Deferred income tax liabilities	5,089	5,298
Total liabilities	137,607	145,984

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	209,667	211,920
Retained earnings	49,076	49,968
Accumulated other comprehensive income	948	641
Treasury stock at cost, 13,028 and 13,175 shares	(202,291)	(204,429)
Total shareholders' equity	58,753	59,453
	$196,360	$205,437